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                                                                                                     Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                                              Years Ended May 31,
                                                             1997                   1996                 1995
-------------------------------------------------------------------------------------------------------------

   Average shares outstanding                                4,926                  4,824                 4,684
   Net effect of dilutive stock options based
     on the treasury stock method in
     fiscal 1997 and the modified treasury
     stock method in fiscal years 1996 and 1995                 27                     27                   122
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         TOTAL                                               4,953                  4,851                 4,806
===============================================================================================================

   Net income                                               $2,404                 $  953                $2,972
===============================================================================================================

   Net income per common share                              $ 0.49                 $ 0.20                $ 0.62
===============================================================================================================
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